DIME COMMUNITY BANCSHARES REPORTS EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2010

Diluted EPS of $0.31; Net Interest Margin Increases to 3.71%

Brooklyn, NY – January 27, 2011 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or “Dime”), the parent company of The Dime Savings Bank of Williamsburgh (the “Bank”), today reported consolidated net income of $10.6 million, or 31 cents per diluted share, for the quarter ended December 31, 2010, compared to $11.4 million, or 34 cents per diluted share, for the quarter ended September 30, 2010, and up from $8.1 million, or 24 cents per diluted share for the quarter ended December 31, 2009.

Vincent F. Palagiano, Chairman and CEO of Dime, commented, “The Company ended 2010 on very positive note, posting 31cents of diluted EPS, after deducting 6 cents in credit costs, and another 2 cents associated with a reinstatement cost related to its Benefit Maintenance Plan (“BMP”).  Net interest margin increased 11 basis points, as funding costs remained at historic lows and asset yields remained relatively stable despite more competitive pricing on new loans.  All of the traditional credit metrics remain solid, with manageable levels of non-performing loans and assets, as well as 30 to 89 day delinquent loans.”

Significant Unusual or Non-Recurring Items Impacting Earnings for the Most Recent Quarter
The Company’s earnings for the quarter ended December 31, 2010 reflected an after-tax reinstatement benefit cost of $535,000 on its BMP.  The BMP was re-activated in December 2010 after having been frozen as to future benefits since December 31, 2004.

Credit costs were $3.3 million in the December 2010 quarter, compared to $2.4 million in the September 2010 quarter.  The increase resulted from both the resolution of several problem loans as well as an update of the historical factors used in the Bank’s allowance for loan loss methodology.  The allowance increased to 55 basis points of loans at December 31, 2010 from 49 basis points at September 30, 2010.  The allowance represented 95% of non-performing loans at December 31, 2010.

For comparison, the Company’s earnings for the quarter ended September 30, 2010 reflected an after-tax other than temporary impairment (“OTTI”) charge of approximately $899,000 on its investment in bank pooled trust preferred securities (“TRUPs”) (compared to $89,000 recorded in the December 2010 quarter), as well as $700,000 of additional income tax expense in order to retroactively apply a change in New York State tax law to January 1, 2010.

Earnings For The Year Ended December 31, 2010
Diluted EPS totaled $1.24 for the year ended December 31, 2010, an increase of $0.45, or 57%, from 2009.  This growth was achieved primarily through increased net interest income of $23.9 million, or 21%, as well as significantly lower OTTI charges on securities.

OPERATING RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2010
Net Interest Income
Dime's net interest margin grew 11 basis points to 3.71% during the quarter ended December 31, 2010.  The yield on interest earning assets increased 3 basis points due primarily to the redeployment of approximately $30 million in low-yielding short term investments into real estate loans and agency securities.  As a result, a greater percentage of the interest earning asset group became comprised of real estate loans and investment securities, with average yields of 5.88% and 3.28%, respectively, during the most recent quarter.  Prepayment and late fee income increased to $879,000 in aggregate during the December 2010 quarter, from $781,000 in aggregate during the September 2010 quarter, with a greater proportion attributable to prepayment fee income during the December 2010 quarter.  These combined income levels both ran significantly higher than the December 2009 quarter, during which combined prepayment and late fee income approximated $400,000.

Although rates on new loans are lower than Dime’s existing portfolio rates and at a cyclical low, the spread to 5- and 10-year Treasury bonds (and Federal Home Loan Bank advances) is very favorable.  It typically takes several quarters for changes in new loan origination rates (either higher or lower) to have an impact on the portfolio rate.  For that reason, in spite of lower loan rates on newly-originated loans, the average yield on the existing loan portfolio was 5.88% during the December 2010 quarter compared to 5.89% in the trailing quarter and 5.92% a year earlier.  The direction and magnitude of the change in the loan portfolio yield over the next several quarters should be determined by the volume of loan refinancing from within the existing portfolio, and/or significant loan portfolio growth at these interest rate levels.

On the funding side, the average cost of interest bearing liabilities declined by 4 basis points quarter-over-quarter, due to reductions of 10 basis points and 4 basis points in the average costs of borrowed funds and deposits, respectively.  Lower rates on newcertificate of deposit (“CD”) were the primary reason for the deposit cost decrease, as higher-rate maturing CDs priced down to today’s levels.  Repricing rates on 1-year CDs at the end of December 2010 were 75 basis points compared to a runoff rate approximating 1.50%.  Despite the decline in rates, total deposit balances declined only 1.30% during the most recent quarter, primarily through the loss of promotional rate deposits.

During the December 2010 quarter, the Company experienced the full benefit of the repayment of $140 million of Federal Home Loan Bank of New York (“FHLBNY”) advances with a weighted average cost of 3.74%, and replacement of $24.0 million of these borrowings with a new 5-year fixed rate FHLBNY advance carrying an average cost of 1.70%, all of which occurred during the September 2010 quarter.  This activity contributed significantly to the 10 basis point decline in borrowing costs during the quarter ended December 31, 2010.

Finally, the average balance of non-interest bearing deposits (including escrow funds) increased $8.2 million during the most recent quarter, due primarily to the ongoing success of the Bank’s commercial deposit gathering strategies.  This growth, coupled with an increase of $7.4 million in average stockholders equity during the period, contributed significantly to the 11 basis point growth in net interest margin during the December 2010 quarter (compared to a 7 basis point increase in net interest spread).

The combination of all of these items resulted in a net increase in net interest income of $858,000 during the December 2010 quarter, despite a reduction of $16.8 million in average interest earning assets during the period.

Provision/Allowance For Loan Losses
At December 31, 2010, the allowance for loan losses (“ALL”) as a percentage of total loans stood at 0.55%, an increase of 6 basis points from 0.49% at the end of the prior quarter.  Consistent with its practice implemented in the previous quarter, the Bank immediately charged off all losses deemed probable to occur on impaired loans during the December 2010 quarter, recognizing approximately $1.0 million of such charge-offs to the allowance during the quarter.  The Bank further charged off approximately $200,000 of escrow advances associated with impaired loans during the December 2010 quarter.  The Bank recorded a $3.3 million provision to its ALL during the December 2010 quarter, an increase from $667,000 recorded in the September 2010 quarter.  This increase resulted largely from the impact of transitioning to the loss experience that the Bank incurred during the most recent real estate recessionary period (2008-2010) in determining the future loss experience used to estimate the required ALL at December 31, 2010.  By updating the historical factors in the ALL methodology, greater weight is now attributed to recent loss history.  The last significant downturn in New York City multifamily and commercial real estate occurred in and around the year 1991, the region having gone through a period of over 15 years without experiencing significant real estate credit losses.  Under the circumstances, historical factors from the last credit cycle are less relevant in establishing appropriate reserve levels today.

Non-Interest Income
Non-interest income was $2.0 million for the quarter ended December 31, 2010, an increase of $952,000 from the previous quarter, due primarily to a reduction in pre-tax OTTI charges of $1.5 million recognized on the Bank’s previously discussed portfolio of TRUPs.  Offsetting this item, were reductions of $386,000 in mortgage servicing portfolio revenue and $152,000 in retail deposit fee income recognized during the December 2010 quarter.

Non-Interest Expense
Non-interest expense was 1.55% of average assets during the most recent quarter, resulting in an efficiency ratio of 41.9%.  Excluding the aforementioned $977,000 pre-tax BMP reinstatement charge, non-interest expense would have approximated 1.45% of average assets during the December 2010 quarter, relatively unchanged from the September 2010 quarter.  In the aggregate, non-interest expenses increased $710,000 from the previous quarter due to the $977,000 BMP reinstatement charge, which was partially offset by a reduction of $119,000 in FDIC deposit insurance.

Income Tax Expense
Reflecting the change in New York State tax law associated with bad debt deductions permissible by savings banks, the Bank’s consolidated effective tax rate should approximate 40%.  As discussed previously, since New York State made the change in law retroactive to January 1, 2010, the Bank was required to recognize an adjustment during the September 2010 quarter for the difference between the previous and new rules for the first six months of 2010, which increased the consolidated effective tax rate to 42.6% during the September 2010 quarter.  During the December 2010 quarter, the effective tax rate approximated 42.3% as a result of year-end reconciliation of the full year expected tax obligation.  Looking forward, the consolidated effective tax rate is expected to approximate 40%.

BALANCE SHEET
Total assets increased $43.5 million, to $4.04 billion at December 31, 2010.  The growth in assets was experienced primarily in real estate loans.  The funding for the balance sheet growth was obtained primarily from FHLBNY advances, which grew by $86.0 million during the most recent quarter.

Real Estate Loans
Real estate loans (excluding held for sale loans) increased $47.6 million during the most recent quarter.  Real estate loan originations were $200.4 million during the most recent quarter at an average rate of 4.79%.  Loan amortization, exclusive of the disposition of problem loans, totaled $148.2 million, or 17.2% annualized of the average portfolio balance.  The average rate on amortized or satisfied loan balances was 5.45%.

The loan pipeline stood at $102.6 million at December 31, 2010, with a weighted average rate of 4.60%.  Yields on new loan commitments are again approaching historic lows due to the continued low Treasury yields and aggressive competition for new loans in the local multifamily loan market.  Dime will continue to be somewhat cautious about growing the loan portfolio at these yields, reflecting expectations that the economy continues to move closer to emerging from this low interest rate cycle.

Problem Loans
Non-accrual loans were $20.2 million, or 0.58% of total loans at December 31, 2010, a slight increase from $19.6 million, or 0.57% of loans, at September 30, 2010.

Loans delinquent between 30 and 89 days also increased to $21.5 million, or 0.62% of loans, at December 31, 2010, compared to $15.7 million, or 0.46% of loans at September 30, 2010.  This increase appears to have resulted primarily from seasonal factors.

As shown on page 13 of this release, the sum of non-performing assets and accruing loans past due 90 days or more represented 8.4% of tangible capital plus the ALL at December 31, 2010.

Within the remaining $371.9 million pool of loans sold to Fannie Mae with recourse exposure, $3.7 million were delinquent between 30 and 89 days, and none were delinquent 90 days or more at December 31, 2010.  At September 30, 2010, $1.4 million of these loans were delinquent between 30 and 89 days, and $2.2 million were delinquent 90 days or more.

Deposits and Borrowed Funds
Deposits declined $30.1 million during the most recent quarter, led by reductions of $34.8 million and $15.4 million in promotional CDs and money market accounts, respectively.  Non-interest bearing checking accounts increased $5.8 million during the most recent quarter, attributable to growth in commercial checking accounts.  The Bank’s deposit pricing strategy has been less aggressive in recent quarters due to the relative attractiveness of 4- and 5-year FHLBNY advances, which provide a cost effective alternative funding source to the Bank’s CD products.

Average deposits in branches open in excess of one year approximated $97.3 million at December 31, 2010, and core deposits comprised 55% of total deposits at December 31, 2010.  Dime currently expects to continue its measured de novo strategy.  During the first quarter of 2011, Dime is expected to open its 26th retail banking office, located on 86th Street in Bay Ridge, Brooklyn.

While management continues to view deposits as its preferred funding source, the interest rate environment prevalent during the December 2010 quarter provided a unique opportunity to acquire historically low-cost, long duration wholesale FHLBNY advances.  As a result, during the December 2010 quarter, the Bank added $86.0 million of fixed rate FHLBNY advances, with a weighted average cost of 1.83% and a weighted average term to maturity of 4.5 years.  Management also modified $60.0 million of existing putable FHLBNY advances during the December 2010 quarter.  These modifications resulted in a 61 basis point reduction in their weighted average cost, as well as a 2.7-year extension in their weighted average term to maturity.  Management will continue to assess these funding opportunities in order to help maintain pricing discipline on deposits and to manage the Bank’s interest rate risk.

Tangible Capital
Dime continues to grow tangible capital through retained earnings, as reported earnings exceeded the quarterly cash dividend by 126% during the most recent quarter.  Tangible book value per share increased $0.21 during the most recent quarter to $8.07 at December 31, 2010.  This growth was fueled by a return of approximately 15.3% on average tangible equity during the most recent quarter.

Dime’s consolidated tangible capital approximated 7.01% of tangible assets at December 31, 2010, up 11 basis points from September 30, 2010.  The Bank’s tangible capital ratio approximated 8.22% at December 31, 2010.

OUTLOOK FOR THE QUARTER ENDING DECEMBER 31, 2010
The average cost of deposits decreased to 1.18% during the December 2010 quarter from 1.22% during the September 2010 quarter, as Dime continued to take advantage of its balance sheet liquidity and historically low short-term interest rates.  Deposit funding costs should remain near this historically low level at least through the first quarter of 2011.

Amortization rates (including prepayments and loan refinancing activity), which approximated 17% on an annualized basis during the most recent quarter, are expected to remain in the 12% to 18% range during the first quarter of 2011, up from the full year 2010 levels, reflecting the current low interest rate environment.  Loans expected to mature or reprice during the year ending December 31, 2011 total $451.5 million, at an average rate of 5.45%.  Of this total, $61.0 million are expected to mature or reprice during the March 2011 quarter, at an average rate of 5.14%.

At December 31, 2010, the loan commitment pipeline was approximately $102.6 million, comprised primarily of multifamily residential loans, with an approximate weighted average rate of 4.60%.

On the liability side of the balance sheet the Bank has $666.9 million of CD's maturing during 2011 at an average cost of 1.57%. Of this total, $157.9 million are maturing during the March 2011 quarter, at an average cost of 1.54%. Currently 1-year CD's are priced at approximately 75 basis points.  In addition, $105.8 million of FHLB advances with an average cost of 3.68% are scheduled to mature or reprice during 2011. Replacement rates on new advance range from 2.00% to 2.75% for 4- to 5-year maturities.

Operating expenses for the March 2011 quarter are expected to approximate $15.5 million, which is the estimated quarterly run rate for the 2011 year.

Quarterly loan loss provisions were $3.3 million during the December 2010 quarter, $667,000 during the September 2010 quarter, $3.8 million during the June 2010 quarter, and $3.4 million during the March 2010 quarter.  Management expects loan loss provisioning over the next several quarters to decline somewhat on a year-over-year basis.

ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $4.04 billion in consolidated assets as of December 31, 2010, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	December 31, 2010	December 31, 2009	September 30, 2010
ASSETS:
Cash and due from banks	$86,193	$39,338	$70,761
Investment securities held to maturity	6,641	7,240	6,639
Investment securities available for sale	85,642	43,162	64,675
Trading securities	1,490	-	1,420
Mortgage-backed securities available for sale	144,518	224,773	165,221
Federal funds sold and other short-term investments	4,536	3,785	23,848
Real Estate Loans:
One-to-four family and cooperative apartment	116,886	131,475	119,991
Multifamily and underlying cooperative (1)	2,497,339	2,377,278	2,456,348
Commercial real estate (1)	833,314	834,724	823,018
Construction and land acquisition	15,238	44,544	16,348
Unearned discounts and net deferred loan fees	5,013	4,017	4,526
Total real estate loans	3,467,790	3,392,038	3,420,231
Other loans	2,394	3,221	2,327
Allowance for loan losses	(19,166)	(21,505)	(16,942)
Total loans, net	3,451,018	3,373,754	3,405,616
Loans held for sale	3,308	416	4,879
Premises and fixed assets, net	31,613	29,841	31,224
Federal Home Loan Bank of New York capital stock	51,718	54,083	47,848
Other real estate owned, net	-	755	85
Goodwill	55,638	55,638	55,638
Other assets	117,980	119,489	118,914
TOTAL ASSETS	$4,040,295	$3,952,274	$3,996,768
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$125,730	$106,449	$119,966
Interest Bearing Checking	108,078	114,416	104,705
Savings	329,182	302,340	318,239
Money Market	727,939	708,578	743,305
Sub-total	1,290,929	1,231,783	1,286,215
Certificates of deposit	1,059,652	985,053	1,094,451
Total Due to Depositors	2,350,581	2,216,836	2,380,666
Escrow and other deposits	68,542	65,895	91,965
Securities sold under agreements to repurchase	195,000	230,000	195,000
Federal Home Loan Bank of New York advances	990,525	1,009,675	904,525
Subordinated Notes Sold	-	25,000	-
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	36,233	39,415	31,470
TOTAL LIABILITIES	3,711,561	3,657,501	3,674,306
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,219,609 shares and 51,131,784 shares issued at December 31, 2010 and December 31, 2009, respectively and 34,593,180 shares and 34,395,531 shares outstanding at December 31, 2010 and December 31, 2009, respectively)	512	511	511
Additional paid-in capital	225,585	214,654	224,239
Retained earnings	329,668	306,787	323,777
Unallocated common stock of Employee Stock Ownership Plan	(3,470)	(3,701)	(3,528)
Unearned common stock of Restricted Stock Awards	(2,684)	(2,505)	(3,226)
Common stock held by the Benefit Maintenance Plan	(7,979)	(8,007)	(7,979)
Treasury stock (16,626,429 shares and 16,736,253 shares at December 31, 2010, and December 31, 2009, respectively)	(206,546)	(207,884)	(206,259)
Accumulated other comprehensive loss, net	(6,352)	(5,082)	(5,073)
TOTAL STOCKHOLDERS' EQUITY	328,734	294,773	322,462
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,040,295	$3,952,274	$3,996,768

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Interest income:
Loans secured by real estate	$50,752	$50,648	$49,277	$202,591	$193,689
Other loans	26	28	33	123	143
Mortgage-backed securities	1,621	1,846	2,551	7,820	11,548
Investment securities	268	290	359	1,277	874
Federal funds sold and other short-term investments	857	702	744	2,983	2,914
Total interest income	53,524	53,514	52,964	214,794	209,168
Interest expense:
Deposits and escrow	7,005	7,383	7,706	29,991	42,792
Borrowed funds	11,385	11,855	13,173	49,422	54,893
Total interest expense	18,390	19,238	20,879	79,413	97,685
Net interest income	35,134	34,276	32,085	135,381	111,483
Provision for loan losses	3,262	667	4,491	11,209	13,152
Net interest income after provision for loan losses	31,872	33,609	27,594	124,172	98,331

Non-interest income:
Service charges and other fees	748	1,284	1,091	3,913	4,209
Mortgage banking income (loss) , net	240	316	(1,708)	1,069	(1,774)
Other than temporary impairment ("OTTI")charge on securities (1)	(163)	(1,639)	(1,433)	(2,475)	(7,915)
Gain (loss) on sale of other real estateowned and other assets	9	(10)	-	627	339
Gain (loss) on trading securities	46	86	505	289	505
Other	1,140	1,031	884	4,632	3,891
Total non-interest income (loss)	2,020	1,068	(661)	8,055	(745)
Non-interest expense:
Compensation and benefits	9,300	8,514	8,455	35,224	31,814
Occupancy and equipment	2,276	2,190	2,075	9,372	7,878
Other	4,026	4,188	4,206	17,381	17,618
Total non-interest expense	15,602	14,892	14,736	61,977	57,310

Income before taxes	18,290	19,785	12,197	70,250	40,276
Income tax expense	7,730	8,430	4,100	28,861	14,087

Net Income	$10,560	$11,355	$8,097	$41,389	$26,189

Earnings per Share:
Basic	$0.32	$0.34	$0.24	$1.24	$0.79
Diluted	$0.31	$0.34	$0.24	$1.24	$0.79

Average common shares outstanding for Diluted EPS	33,538,319	33,394,522	33,143,496	33,366,562	33,029,655

(1) Total OTTI charges on securities were $1,858 and $2,980 during the three months ended September 30, 2010 and December 30, 2009, respectively, and $2,757 and $10,919 during the years ended December 31, 2010 and 2009, respectively. The non-credit component of OTTI recognized in accumulated other comprehensive loss was $219 and $1,547 during the three months ended September 30, 2010 and December 31, 2009, respectively, and $282 and $3,004 during the years ended December 31, 2010 and 2009, respectively. There were no non-credit OTTI charges recognized during the three months ended December 31, 2010.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009
Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.31	$0.34	$0.24	$1.24	$0.79
Return on Average Assets	1.05%	1.11%	0.83%	1.01%	0.66%
Return on Average Stockholders' Equity	12.94%	14.23%	11.07%	13.15%	9.20%
Return on Average Tangible Stockholders' Equity	15.29%	16.92%	13.38%	15.68%	11.08%
Net Interest Spread	3.51%	3.44%	3.28%	3.34%	2.73%
Net Interest Margin	3.71%	3.60%	3.48%	3.53%	2.96%
Non-interest Expense to Average Assets	1.55%	1.46%	1.51%	1.52%	1.44%
Efficiency Ratio	41.87%	40.35%	45.55%	42.74%	48.65%
Effective Tax Rate	42.26%	42.61%	33.61%	41.08%	34.98%
Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$9.50	$9.33	$8.57	$9.50	$8.57
Tangible Book Value Per Share	8.07	7.86	7.09	8.07	7.09
Average Balance Data:
Average Assets	$4,016,457	$4,090,033	$3,902,218	$4,083,387	$3,966,441
Average Interest Earning Assets	3,789,755	3,806,510	3,685,509	3,837,007	3,761,865
Average Stockholders' Equity	326,529	319,090	292,480	314,774	284,610
Average Tangible Stockholders' Equity	276,184	268,477	242,071	263,946	236,455
Average Loans	3,454,730	3,440,764	3,332,367	3,455,649	3,287,445
Average Deposits	2,353,411	2,406,853	2,197,708	2,357,001	2,268,442
Asset Quality Summary:
Net charge-offs	$1,211	$6,817	$2,970	$13,821	$8,993
Non-accrual Loans	20,168	19,598	11,294	20,168	11,294
Nonperforming Loans/ Total Loans	0.58%	0.57%	0.33%	0.58%	0.33%
Nonperforming Assets (1)	20,732	20,242	12,737	20,732	12,737
Nonperforming Assets/Total Assets	0.51%	0.51%	0.32%	0.51%	0.32%
Allowance for Loan Loss/Total Loans	0.55%	0.49%	0.63%	0.55%	0.63%
Allowance for Loan Loss/Nonperforming Loans	95.03%	86.45%	190.41%	95.03%	190.41%
Loans Delinquent 30 to 89 Days at period end	$21,483	$15,729	$29,548	$21,483	$29,548
Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	7.01%	6.90%	6.26%	7.01%	6.26%
Tangible Capital Ratio (Bank Only)	8.22%	8.01%	7.59%	8.22%	7.59%
Leverage Capital Ratio (Bank Only)	8.22%	8.01%	7.59%	8.22%	7.59%
Risk Based Capital Ratio (Bank Only)	11.95%	11.07%	11.22%	11.95%	11.22%

(1) Amount comprised of total non-accrual loans, other real estate owned and the recorded balance of two pooled bank trust preferred security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	December 31, 2010			September 30, 2010			December 31, 2009
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,453,522	$50,752	5.88%	$3,439,448	$50,648	5.89%	$3,330,848	$49,277	5.92%
Other loans	1,208	26	8.61	1,316	28	8.51	1,519	33	8.69
Mortgage-backed securities	148,032	1,621	4.38	166,672	1,846	4.43	226,224	2,551	4.51
Investment securities	82,288	268	1.30	64,325	290	1.80	46,329	359	3.10
Other short-term investments	104,705	857	3.27	134,749	702	2.08	80,589	744	3.69
Total interest earning assets	3,789,755	$53,524	5.65%	3,806,510	$53,514	5.62%	3,685,509	$52,964	5.75%
Non-interest earning assets	226,702			283,523			216,709
Total assets	$4,016,457			$4,090,033			$3,902,218

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$99,464	$129	0.51%	$98,588	$99	0.40%	$106,428	$237	0.88%
Money Market accounts	727,566	1,202	0.66	760,509	1,221	0.64	713,234	1,651	0.92
Savings accounts	321,825	206	0.25	317,243	202	0.25	298,604	200	0.27
Certificates of deposit	1,073,640	5,468	2.02	1,107,791	5,861	2.10	969,370	5,618	2.30
Total interest bearing deposits	2,222,495	7,005	1.25	2,284,131	7,383	1.28	2,087,636	7,706	1.46
Borrowed Funds	1,194,118	11,385	3.78	1,213,607	11,855	3.88	1,268,568	13,173	4.12
Total interest-bearing liabilities	3,416,613	$18,390	2.14%	3,497,738	$19,238	2.18%	3,356,204	$20,879	2.47%
Non-interest bearing checking accounts	130,916			122,722			110,072
Other non-interest-bearing liabilities	142,399			150,483			143,462
Total liabilities	3,689,928			3,770,943			3,609,738
Stockholders' equity	326,529			319,090			292,480
Total liabilities and stockholders' equity	$4,016,457			$4,090,033			$3,902,218
Net interest income		$35,134			$34,276			$32,085
Net interest spread			3.51%			3.44%			3.28%
Net interest-earning assets	$373,142			$308,772			$329,305
Net interest margin			3.71%			3.60%			3.48%
Ratio of interest-earning assets to interest-bearing liabilities		110.92%			108.83%			109.81%

Deposits (including non-interest bearing checking accounts)	$2,353,411	$7,005	1.18%	$2,406,853	$7,383	1.22%	$2,197,708	$7,706	1.39%

Interest earning assets (excluding prepayment and other fees)			5.56%			5.54%			5.70%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At December 31,	At September 30,	At December 31,
Non-Performing Loans	2010	2010	2009
One- to four-family	$180	$224	$371
Multifamily residential and mixed use (1)	8,654	12,934	7,820
Commercial real estate (1)	11,274	6,396	3,070
Cooperative apartment	43	25	26
Other	17	19	7
Total Non- Performing Loans (2)	$20,168	$19,598	$11,294
Other Non-Performing Assets
Other real estate owned (3)	-	85	755
Pooled bank trust preferred securities	564	559	688
Total Non-Performing Assets	$20,732	$20,242	12,737

Troubled Debt Restructurings not included in non-performing loans
Multifamily residential and mixed use	2,098	-	-
Commercial real estate	8,736	-	-
Construction	-	6,600	-
Mixed Use	1,588	1,040	1,040
Other	-	-	-
Total Troubled Debt Restructurings ("TDRs") (1)	$12,422	$7,640	$1,040

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that have been modified in a manner that would meet the criteria for a TDR.  These non-accruing TDR's, which totaled $10.1 million at December 31, 2010, $3.6 million at
       September 30, 2010 and $4.6 million at December 31,2009, respectively, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(3) Amount was fully comprised of multifamily residential loans at both September 30, 2010 and December 31, 2009.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES
	At December 31, 2010		At September 30, 2010
Total Non-Performing Assets	$ 20,732		$ 20,242
Loans over 90 days past due on accrual status	8,340	(4)	-
PROBLEM ASSETS	$ 29,072		$ 20,242

Tier 1 Capital - Dime Savings Bank of Williamsburgh	$ 326,554		$ 314,587
Allowance for loan losses	19,166		16,942
TANGIBLE CAPITAL PLUS RESERVES	$ 345,720		$ 331,529

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	8.4%		6.1%

(4) These loans are expected to be either satisfied or re-financed during 2011, and are not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279